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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Advanced Medical Optics, Inc.

We hereby consent to the incorporation herein by reference of our report dated February 27, 2002, with respect to the combined balance sheets of the optical medical device business of Allergan, Inc. (Advanced Medical Optics, Inc.) as of December 31, 2001 and 2000, and the related combined statements of earnings, equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the Company's Form 10, as amended.


/s/ KPMG LLP


Costa Mesa, California
June 21, 2002